Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-256053) on Form S-1, of Todos Medical Ltd. of our report dated June 30, 2021, with respect to our audits of the financial statements of Provista Diagnostics, Inc. as of December 31, 2020 and 2019 and for the years then ended, which appears in this Form 8-K/A Todos Medical Ltd.

KAUFMAN ROSSIN & CO., P.A.

Miami, Florida
July 2, 2021